Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. COMMENTS ON HOLIDAY PERFORMANCE AND FOURTH QUARTER OUTLOOK

New York, New York — January 10, 2017 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 483 retail stores, today commented on its holiday performance and fourth quarter fiscal year 2016 outlook ahead of its presentation at the 19th Annual ICR Conference. Comparable store sales for the nine-week period ended December 31, 2016 (“holiday period”) decreased approximately 1.7%; the Company now expects comparable store sales for the full quarter to be down in the low single-digit percentage range.

The Company detailed that with three weeks remaining in the quarter it now expects fourth quarter fiscal year 2016 operating results to reflect a loss of $2.5 million to a loss of $4.5 million. Additionally, the Company still expects inventory to be approximately flat, as compared to last fiscal year end. The Company plans to report actual results for the fourth quarter and full fiscal year 2016 in March 2017.

Gregory Scott, New York & Company’s CEO, stated:  “While we are disappointed with our overall results, certain aspects of our business did perform well despite a challenging retail landscape, with soft traffic and a highly promotional environment. In the quarter we saw strength in our seasonal categories such as sweaters, outerwear, winter wear and lounge. We also continued to see success in the Eva Mendes Collection and dresses. This strength was offset by weakness in woven and knit tops, denim and jewelry, a key category for us during the holiday selling period. We also saw additional positives in the quarter including; the expansion of our credit loyalty program to all-time highs, the continued growth in our eCommerce business, and the ongoing success of our celebrity collaborations; however, traffic declines and soft sales during the quarter have caused us to increase markdowns, which have negatively impacted our fourth quarter results but ensures that we start the spring season clean.”

The Company additionally noted that it now expects cash on hand at year end to be greater than $80 million versus $60 million last year, with no outstanding borrowings under its credit facility.

ICR Conference

As previously announced, the Company will be meeting with analysts and investors and presenting at the 19th Annual ICR Conference in Orlando, Florida. The Company’s presentation will be held on Wednesday, January 11, 2017 at 10:00 a.m. Eastern Time, and webcast live at www.nyandcompany.com.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing fashion that is feminine, polished, on-trend and versatile. New York & Company, Inc. helps its customers feel confident, put-together, attractive and stylish by providing affordable fashion. The Company’s proprietary branded New York & Company® merchandise is sold through its national network of retail stores and online at www.nyandcompany.com.

The Company operates 483 stores in 41 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

Investor: Allison Malkin

(203) 682-8200

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) market conditions impacting the Company’s stock; (ii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iii) changes in the cost of raw materials, distribution services or labor; (iv) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (v) the Company’s ability to open and operate stores successfully; (vi) the Company’s ability to fully recognize the potential savings identified through Project Excellence; (vii) seasonal fluctuations in the Company’s business; (viii) the Company’s ability to anticipate and respond to fashion trends; (ix) the Company’s dependence on mall traffic for its sales; (x) competition in the Company’s market, including promotional and pricing competition; (xi) the Company’s ability to retain, recruit and train key personnel; (xii) the Company’s reliance on third parties to manage some aspects of its business; (xiii) the Company’s reliance on foreign sources of production; (xiv) the Company’s ability to protect its trademarks and other intellectual property rights; (xv) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xvi) the effects of government regulation; (xvii) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xviii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.